FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS Q2 2021 RESULTS

COLUMBUS, Ohio – August 6, 2021 - Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”) today announced results for the second quarter ended June 30, 2021.

The Company earned net income of $4.1 million, or $0.48 per share, for the second quarter 2021 on net sales of $80.5 million. The Company’s operating income as a percent of net sales was 7.7% for the second quarter of 2021 compared to an operating loss as a percent of net sales of 3.2% for the same period of 2020. Operating income as a percent of net sales in the second quarter improved compared to the 7.3% achieved in the first quarter of 2021.

Net sales increased 112.8% for the second quarter 2021 to $80.5 million compared to $37.8 million in the same period last year. The increase in sales is primarily the result of higher demand from customers in the heavy-duty truck, building product, power sports and consumer product markets.

Net sales increased 51% to $153.3 million in the first half of 2021 compared to net sales of $101.8 million in the first half of 2020. The Company had net income of $7.5 million, or $0.89 per share, for the first half of 2021 compared to $5.7 million, or $0.69 per share in the first half of 2020. Net income for the first half of 2020 includes a $5.7 million benefit from the utilization of net operating losses.

“The second quarter of 2021 had supply chain challenges for both the Company and our customers due to high global demand for many raw materials, supply constraints resulting from the ramp up of the economy coming out of the COVID-19 shutdown and weather-related events that significantly reduced North American chemical production,” said David Duvall, President and Chief Executive Officer. “I am proud of how our team executed daily and hourly in keeping our plants supplied and meeting our customers’ high demand. Our performance is a clear testament to our improved organizational strength and operational processes that we have embedded into our company. Great teamwork and disciplined execution allowed us to meet the strong customer demand, with a turbulent supply base and accelerating raw material costs to deliver the strong financial results,” concluded Duvall.

The Company generated cash flows from operations in excess of $9.0 million in the second quarter of 2021 primarily from operating income and lower working capital. For the first half of 2021 the Company generated $8.5 million of cash flows from operations.

Second quarter 2021 Compared to Second quarter 2020:
•Net sales were $80.5 million compared to $37.8 million.
•Product sales were $79.1 million compared to $35.8 million.
•Gross margin was 17.1% compared to 7.7%.
•Selling, general and administrative expenses were $7.6 million compared to $4.1 million.
•Operating income was $6.2 million compared to operating loss of $1.2 million.
•Net income was $4.1 million, or $0.48 per share, compared to net loss of $2.3 million, or ($0.29) per share.

First half 2021 Compared to First half 2020:
•Net sales were $153.3 million compared to $101.8 million.
•Product sales were $148.3 million compared to $97.8 million.
•Gross margin was 17.3% compared to 13.4%.
•Selling, general and administrative expenses were $14.9 million compared to $10.6 million.
•Operating income was $11.5 million compared to operating income of $3.1 million.
•Net income was $7.5 million, or $0.89 per share, compared to net income of $5.7 million, or $0.69 per share.
Gross margin was 17.1% of net sales for the three months ended June 30, 2021, compared with 7.7% for the three months ended June 30, 2020. The gross margin percentage increase was related to favorable product mix and production efficiencies of 6.1% and higher leverage of fixed cost of 6.2% offset by net unfavorable changes in selling prices and material costs of 2.9%. For the six months ended June 30, 2021 gross margin improved 3.9 percentage points compared to the same period 2020. The gross margin percentage increase was due to favorable product mix and production efficiencies of 4.2% and higher fixed cost leverage of 3.1% offset by net unfavorable changes in selling prices and material costs of 3.4%.
“Although raw material costs increased rapidly in the second quarter and supply disruptions caused customer demand to fluctuate with short notice, the team performed well managing through the challenges. The negative impact of the higher raw material costs was partially offset by our ability to pass through more than 50% of the raw material price increases to customers,” said Eric Palomaki, Executive Vice President of Operations and Research and Development. “Our team executed well in the second quarter and as a result we were able to meet our customers’ changing demand needs and show what a reliable partner we are to our customers,” concluded Palomaki.

Second quarter 2021 selling, general and administrative expenses increased $3.5 million compared to the same period in 2020. The selling, general and administrative expenses in 2020 were significantly reduced due to the impact of COVID-19 shutdowns, cost savings initiatives and receipt of government subsidies. Second quarter 2021 selling, general and administrative expenses were $7.6 million, which is slightly higher than the first quarter 2021 selling, general and administrative expenses of $7.4 million, primarily due to our investment in human capital to position the Company for long-term profitable growth. “Our ability to attract and retain key talent will continue to be a focus for us. We have a compelling story of success to share with potential candidates, which will help us attract like-minded individuals who want to be part of our winning team,” said Renee Anderson, Executive Vice President of Human Resources.

Second quarter operating income improved to $6.2 million, or 7.7% of net sales, from an operating loss of $1.2 million, or 3.2% of net sales, in the second quarter of 2020. “The Company improved operating profitability to the highest level since the first quarter of 2016, which reflects the capability of recent improvements to operational systems at the Company to be able to handle the supply chain challenges and demand disruptions during the quarter while maintaining profitability,” said John Zimmer, Executive Vice President and Chief Financial Officer.

Financial Position at June 30, 2021:
•Cash and cash equivalents of $5.6 million
•Line of credit availability of $23.7 million
•Total assets of $188.4 million.
•Term loan and revolving debt of $26.8 million.
•Stockholders’ equity of $102.1 million.

The Company’s debt to equity ratio as of June 30, 2021 was 26.2%. “The Company reduced total debt outstanding during the second quarter by $3.2 million, to $26.8 million, and improved its leverage ratio to 0.86 times from 1.27 times for the trailing twelve months EBITDA,” said Zimmer. “As a result of restructuring our debt in 2020, the Company was able to reduce its interest expense by $0.6 million in the second quarter and $1.2 million for the first half of 2021 compared to the same periods in 2020,” concluded Zimmer.

Outlook
Looking forward, based on industry analysts’ projections and customer forecasts, the Company expects sales levels for the second half of 2021 to increase compared to the second half of 2020. In the Company’s largest market, North American heavy-duty truck, ACT Research is forecasting production to increase approximately 37%. In several other industries the Company serves, customers are forecasting higher demand in 2021 including the power sports, industrials and utilities markets. The Company has experienced disruptions in demand from our customers as their supply chain challenges have caused them to temporarily stop production at times. Although we anticipate increased sales in the second half of 2021, the Company anticipates customer supply chain disruptions will continue to affect the Company’s sales for the remainder of 2021.

The Company has experienced raw material inflation due to ongoing raw material shortages and supply chain disruptions. Although supply chain disruptions are decreasing, the Company anticipates increased raw material costs to continue through the remainder of 2021. The Company foresees recouping some, but not all of the raw material price increases.

“The Company delivered strong performance in the second quarter by meeting customer requirements and improving profitability. Our focus on organizational resilience and execution excellence, our robust operating systems and our dedicated engaged team made this achievement possible,” said Duvall. “The Company has made progress in its Core business transformation strategy and has already seen results from one of the key strategic elements, Technical Solution Sales. Core Molding has one of the largest portfolios of processes in the engineered plastics and composite market. Aligning our technical and sales resources and systems allows us to integrate our large portfolio of processes into high value solutions, instead of a product that meets a print. This has enabled us to grow our opportunity pipeline and win more than $15 million in new business this year,” concluded Duvall.

About Core Molding Technologies, Inc.

Core Molding Technologies and its subsidiaries operate in one operating segment as a molder of thermoplastic and thermoset structural products. The Company's operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of sheet molding compound ("SMC"), resin transfer molding ("RTM"), liquid molding of dicyclopentadiene ("DCPD"), spray-up and hand-lay-up, direct long-fiber thermoplastics ("D-LFT") and structural foam and structural web injection molding ("SIM"). Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ manufacturing operations have a significant fixed cost component. Accordingly, during periods of changing demand, the profitability of Core Molding Technologies’ operations may change proportionately more than revenues from operations.

This press release contains forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies' control. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “encouraged,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this Quarterly Report on Form 10-Q: business conditions in the plastics, transportation, marine and commercial product industries (including changes in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; the adverse impact of coronavirus (COVID-19) global pandemic on our business, results of operations, financial position, liquidity or cash flow, as well as impact on customers and supply chains; safety and security conditions in Mexico and Canada; fluctuations in foreign currency exchange rates; dependence upon certain major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; ability to accurately quote and execute manufacturing processes for new business; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; labor availability; a work stoppage or labor disruption at one of our union locations or one of our customer or supplier locations; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company's ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; federal, state and local environmental laws and regulations; the availability of sufficient capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees and other customer charges; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; and other risks identified from time to time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the Annual Report on Form 10-K for the year ended December 31, 2020.

Company Contact: John Zimmer Exec Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com

(See Accompanying Tables)

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, expect per share data)

	Three Months Ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Net sales:
Products	$79,117	$35,847	$148,251	$97,777
Tooling	1,344	1,959	5,039	4,053
Total net sales	80,461	37,806	153,290	101,830

Total cost of sales	66,725	34,903 5,+0	126,836	88,161

Gross margin	13,736	2,903	26,454	13,669

Selling, general and administrative expense	7,563	4,109	14,935	10,614

Operating income (loss)	6,173	(1,206)	11,519	3,055

Other income and expense
Interest expense	584	1,197	1,163	2,371
Net periodic post-retirement benefit cost	(40)	(20)	(80)	(40)
Total other expense	544	1,177	1,083	2,331

Income (loss) before taxes	5,629	(2,383)	10,436	724

Income tax expense (benefit)	1,543	(111)	2,894	(4,965)

Net income (loss)	$4,086	$(2,272)	$7,542	$5,689

Net income (loss) per common share:
Basic	$0.48	$(0.29)	$0.89	$0.69
Diluted	$0.48	$(0.29)	$0.89	$0.69
Weighted average shares outstanding:
Basic	8,002	7,916	7,994	7,899
Diluted	8,014	7,916	8,013	7,901

Condensed Consolidated Balance Sheets
(in thousands)

	As of 06/30/2021 (Unaudited)	As of 12/31/2020
Assets:
Cash	$5,596	$4,131
Accounts Receivable, net	44,654	27,584
Inventories, net	22,039	18,360
Other Current Assets	6,493	6,403
Right of Use Asset	3,985	2,754
Property, Plant and Equipment, net	74,613	74,052
Goodwill	17,376	17,376
Intangibles, net	10,542	11,516
Other Long-Term Assets	3,132	3,332
Total Assets	$188,430	$165,508

Liabilities and Stockholders' Equity
Current Portion of Long-Term Debt	$3,352	$2,535
Revolving Debt	200	420
Accounts Payable	26,423	16,994
Compensation and Related Benefits	9,140	8,305
Accrued Other Liabilities	10,919	6,322
Lease Liability	4,017	2,693
Long-Term Debt	23,243	25,198
Post Retirement Benefits Liability	9,033	9,109
Stockholders' Equity	102,103	93,932
Total Liabilities and Stockholders' Equity	$188,430	$165,508

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Six months ended
	June 30,
	2021	2020
Cash flows from operating activities:
Net income	$7,542	$5,689

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,161	5,588
Deferred income tax	—	517
Share-based compensation	804	704
Losses (gains) on foreign currency	188	(45)
Change in operating assets and liabilities:
Accounts receivable	(17,070)	10,842
Inventories	(3,679)	5,457
Prepaid and other assets	110	(3,667)
Accounts payable	9,119	(7,910)
Accrued and other liabilities	5,557	1,438
Post retirement benefits liability	(236)	(130)
Net cash provided by operating activities	8,496	18,483

Cash flows from investing activities:
Purchase of property, plant and equipment	(5,387)	(1,644)
Net cash used in investing activities	(5,387)	(1,644)

Cash flows from financing activities:
Gross repayments on revolving line of credit	(9,507)	(59,357.00)
Gross borrowings on revolving line of credit	9,287	47,349
Payment of deferred loan costs	(2)	—
Payments related to the purchase of treasury stock	(47)	—
Proceeds from term loan	—	175
Payment of principal on term loans	(1,375)	(2,258)
Net cash used in financing activities	(1,644)	(14,091)

Net change in cash and cash equivalents	1,465	2,748

Cash and cash equivalents at beginning of period	4,131	1,856

Cash and cash equivalents at end of period	$5,596	$4,604

Cash paid for:
Interest	$935	$2,377
Income taxes	$3,503	$302
Non cash investing activities:
Fixed asset purchases in accounts payable	$99	$146

	Three Months Ended
	June 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$4,086	$(2,272)

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,112	2,765
Share-based compensation	486	388
Losses (gains) on foreign currency	(47)	29
Change in operating assets and liabilities:
Accounts receivable	(4,452)	6,453
Inventories	(1,666)	3,407
Prepaid and other assets	(193)	1,215
Accounts payable	836	(466)
Accrued and other liabilities	6,942	1,622
Post retirement benefits liability	(96)	(37)
Net cash provided by operating activities	9,008	13,104

Cash flows from investing activities:
Purchase of property, plant and equipment	(2,951)	(1,188)
Net cash used in investing activities	(2,951)	(1,188)

Cash flows from financing activities:
Gross repayments on revolving line of credit	(3,592)	(20,543)
Gross borrowings on revolving line of credit	791	12,767
Proceeds from term loan	—	175
Payment of principal on term loans	(687)	(1,133)
Net cash used in financing activities	(3,488)	(8,734)

Net change in cash and cash equivalents	2,569	3,182

Cash and cash equivalents at beginning of period	3,027	1,422

Cash and cash equivalents at end of period	$5,596	$4,604

Cash paid for:
Interest	$468	$1,289
Income taxes	$943	$117
Non cash investing activities:
Fixed asset purchases in accounts payable	$99	$146